Exhibit 10.2

GENERAL RELEASE OF ALL CLAIMS
(the “Release”)

     IN CONSIDERATION of the all inclusive sum of $45,000, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RICHARDSON PATEL LLP does for itself and its agents, successors, and assigns (the “Releasor”), agree to the following:

1.

The Releasor releases and forever discharges, SMART-TEK SOLUTIONS INC., its officers, directors, employees, agents, predecessors, successors, assigns, and related or associated companies (the “Releasee”), from any claims, law suits, contracts, costs, expenses, demands, or damages that the Releasor has or may have against the Releasee, including without restricting the generality of the foregoing, from claims and demands of any kind arising out of or relating to certain outstanding accounts owed by the Releasee to the Releasor for legal services rendered.

2.

In addition, Smart-Tek Solutions Inc. releases and forever discharges, RICHARDSON PATEL LLP, its partners, officers, directors, employees, agents, predecessors, successors, assigns, and related or associated companies (the “Releasor”), from any claims, law suits, contracts, costs, expenses, demands, or damages that the Releasee has or may have against the Releasor, including without restricting the generality of the foregoing, from claims and demands of any kind arising out of or relating to certain outstanding accounts owed by the Releasee to the Releasor for legal services rendered

3.

The Releasor acknowledges that it has had the opportunity to seek legal advice before signing this Release and fully understands the terms of this Release. The Releasor acknowledges that it has not been influenced to any extent whatsoever in making this Release by any representations or statements made by the Releasee or any person or persons representing or employed by it, unless such representations or statements are set out in this Release or in any attached schedules.

4.

For the said consideration, the Releasor agrees that in the event that it should make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasee for or by any reason of any cause, matter or thing, hereby released, this document may be raised as a complete bar to any such claim, demand, action or proceeding.

5.	For the said consideration, the Releasor may keep the following certificates pursuant to the July 10, 2009 Stock Pledge Agreement:

In Name Of	Certificate Number	Number of Shares
P5 Holdings Ltd.	455379	30,985
Perry Law	455378	1,829
Agri-Tech Marketing	442517	22,000
Donald Gee	383797	40,000
Joe Law	455380	21,796

6.

It is expressly understood that such certificates pledged by the pledgors listed were certificates issued prior to the 250 for 1 reverse split which was enacted during the quarter period ending March 31, 2009 and reported through EDGAR on May 15, 2009, and that the certificates and number of shares listed above reflect the post split number of shares pledged.

7.	It is expressly understood and agreed that this Release is enforceable in all jurisdictions according to the laws of the Province of British Columbia.

INTENDING TO BE LEGALLY BOUND, the Releasor has signed this Release this 2nd day of December, 2010.

RICHARDSON PATEL LLP

           /s/ Richardson Patel LLP
Per:    _________________________
           Partner

SMART-TEK SOLUTIONS INC.

          /s/ Smart-Tek Solutions, Inc.
Per:   __________________________